MERIT SECURITIES CORPORATION,
                                     Issuer



                                       AND


                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                                     Trustee



                          ----------------------------

                             Supplemental Indenture

                          Dated as of December 1, 1997,

                                       to

                                    INDENTURE

                          Dated as of November 1, 1994


                          ----------------------------



                          COLLATERALIZED MORTGAGE BONDS

                               Issuable in Series

         This FIRST SUPPLEMENTAL INDENTURE dated as of December 1, 1997, is between MERIT Securities Corporation, a Virginia corporation (the "Issuer"), and Texas Commerce Bank National Association, a national banking corporation, as trustee (the "Trustee") under an Indenture dated as of November 1, 1997 (the "Indenture"), between the Issuer and the Trustee.


                              PRELIMINARY STATEMENT

         The Issuer executed and delivered the Indenture to provide for one or more Series of Bonds, issuable as provided therein under Supplements to the Indenture duly executed and delivered by the Issuer and the Trustee and limited to the amount prescribed in each such Supplements. All covenants and agreements made by the Issuer in the Indenture are for the benefit and security of the Bondholders.

         At the request of the Issuer, the Trustee and the Issuer are entering into this Supplemental Indenture pursuant to Section 10.01(8) of the Indenture, which provides, in relevant part, for the amendment of any provisions of the Indenture without the consent of the Bondholders provided that such amendment does not adversely affect the interests of the Holders of the Outstanding Bonds of any Series or Class. Section 11.05 of the Indenture is to be amended to provide that the deposit of funds to effect a redemption of Bonds may be made not later than the Business Day prior to the Redemption Date. The Trustee has in its discretion determined that the rights of the Holders of Bonds would not be adversely affected thereby.

         Accordingly, the Issuer and the Trustee agree as follows:

         Section 11.05 of the Indenture is amended to read as follows:

         Section 11.05.    Deposit of Redemption Price for Optional Redemptions.

                  In the case of all redemptions, on or before the Business Day next preceding the Redemption Date, the Issuer shall deposit with the Trustee cash, Certificates of Depositor or a Letter of Credit in an amount sufficient to provide for payment of the Redemption Price of all of the Bonds of the affected Series that are to be redeemed on such Redemption Date (unless such payment is to be made from the Collateral Proceeds Account or the Reserve Fund for such Series).

         IN WITNESS WHEREOF, the Issuer and the Trustee have caused this Indenture, dated as of November 1, 1994, to be duly executed by their respective officers thereunto duly authorized and in the case of the Issuer attested, all as of the 1st day of December, 1997.

                               MERIT Securities Corporation


                               By:      _____________________________________
                                                          Vice President

Attest:


------------------------------
          Assistant Secretary


                               TEXAS COMMERCE BANK NATIONAL
                               ASSOCIATION

                               as Trustee


                               By:      ___________________________________
                                        Vice President and Trust Officer